ARNOLD M. WHITMAN
                         c/o Formation Capital, LLC
                             1035 Powers Place
                            Alpharetta, GA 30004

VIA FACSIMILE AND HAND DELIVERY

February 4, 2005

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas  72919

Attention:  Secretary

Re: Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders

Dear Sir or Madam:

Pursuant to and in accordance with the requirements of Sections 15 and 16 of Article II of the By-Laws of Beverly Enterprises, Inc. (the "Company"), the undersigned (the "Stockholder") hereby furnishes notice of the Stockholder's intention (i) to bring before the Company's 2005 Annual Meeting of Stockholders, or any other meeting of Stockholders held in lieu thereof (including any adjournments, postponements, reschedulings or continuations thereof, the "Annual Meeting"), the business and proposals described below and (ii) to nominate for election to the Company's board of directors at the Annual Meeting the persons named below.

Business and Proposals

The Stockholder intends to bring the following business and proposals before the Annual Meeting for consideration and action by the Company's stockholders in the sequence indicated and before any other business is conducted:

PROPOSAL 1:    To amend the Company's By-Laws to fix the number of
               directors constituting the entire Board of Directors at eight, by revising Article III, Section 2 of the Company's
               By-Laws to read in its entirety as set forth in Exhibit A.

PROPOSAL 2:    To repeal each provision of or amendment to the Company's
               By-Laws (other than the provisions and amendments added or effected pursuant to Proposal 1) adopted after the version of the By-Laws, purportedly as of May 29, 1997, filed by the Company with the Securities and Exchange Commission as
               Exhibit 3.4 to the Company's Registration Statement on Form
               S-1 filed on June 4, 1997 (File No. 333-28521).

PROPOSAL 3:    To elect each of the Nominees referred to below to the
               Company's Board of Directors, in lieu of any persons who may be nominated by the Company's incumbent Board of Directors or by any other person.

PROPOSAL 4:    To require that action be taken at the Annual Meeting on
               proposals 1 through 3 above in the sequence indicated and before any other business is conducted.

Information in Support of Director Nominations

The Stockholder intends to nominate each of the following persons (the "Nominees") for election as a director of the Company:

Jeffrey A. Brodsky
John J. Durso
Philip L. Maslowe
Charles M. Masson
Mohsin Y. Meghji
Guy Sansone

Annex I to this notice presents as to each Nominee:

     (a) the name and business address and residence address of that person; and

     (b) such other information regarding that person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Nominee been nominated, or intended to be nominated, by the Board of Directors of the Company.

Each of the Nominees named in Annex I has consented to being named in the proxy statement filed or distributed on behalf of the stockholder in connection with the solicitation of proxies for the proposals described above and to serve as a director of the Company if elected pursuant to that solicitation. Each of the consents executed by the Nominees is attached hereto as Exhibit B and incorporated herein by reference.

Appaloosa Management, L.P. ("Appaloosa Management"), on behalf of certain funds for which it acts as investment adviser, Franklin Mutual Advisers, LLC ("Franklin Mutual"), on behalf of certain funds for which it acts as investment adviser, and Formation Capital, LLC ("Formation," together with Appaloosa Management and Franklin Mutual, the "Indemnitors") entered into an agreement with each of the Nominees (the "Indemnification Agreement"). The Stockholder is the Chief Executive Officer, Treasurer and Co-Chairman of Formation.

The Indemnification Agreement provides that the Indemnitors will indemnify each Nominee against any and all damages, judgments, fines, penalties, losses and expenses ("Losses") suffered, incurred or sustained by such Nominee or to which such Nominee becomes subject, resulting from, arising out of or relating to a claim by reason of (a) the Nominee's being a nominee for election to the Company's Board of Directors at the Annual Meeting or (b) any event or occurrence relating to or arising out of, or any action taken or omitted to be taken in connection with the solicitation of proxies from the stockholders of the Company in support of the Nominee's election as a director of the Company at the Annual Meeting. Under each Indemnification Agreement, responsibility for payments or Losses for which the Indemnitors are liable thereunder is allocated 40% to Appaloosa, 46.67% to Franklin Mutual and 13.33% to Formation, and each Indemnitor's liability under the Indemnification Agreement is limited to 40%, 46.67% and 13.33%, respectively, of $25,000,000. This description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which is attached hereto as Exhibit C and incorporated herein by reference.

If this notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any individual Nominee at the Annual Meeting, or if any individual Nominee shall be unable or unwilling to stand for election to the Board of Directors of the Company for any reason, the Stockholder reserves the right to designate a substitute Nominee and this notice shall continue to be effective with respect to the remaining Nominees and as to any substitute Nominees selected by the Stockholder.

Information Regarding the Stockholder

The name and address of the Stockholder, as the Stockholder believes it appears on the Company's books, is Arnold Whitman, 1035 Powers Place, Alpharetta, GA 30004. The address of the Stockholder is c/o Formation Capital LLC, 1035 Powers Place, Alpharetta, GA 30004. The Stockholder hereby represents that he is a holder of record of stock of the Company entitled to vote for the election of directors on the date hereof and that he intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees and to present the proposals set forth in this letter.

As of the date of this letter, the Stockholder is a holder of record of 100 shares of the Company's stock, and the beneficial owner of 4,700 shares of the Company's common stock (including the 100 shares held of record). The Stockholder may also be the beneficial owner of 21,900 shares of the Company's common stock owned by Baylor Enterprises LLC ("Baylor") of which the Stockholder is the controlling member. The Stockholder may also be deemed to be the beneficial owner of shares of the Company's common stock beneficially owned by (i) Appaloosa Investment Limited Partnership I, (ii) Palomino Fund Ltd., (iii) Appaloosa Management, (iv) Appaloosa Partners, Inc., (v) David A. Tepper, (vi) Franklin Mutual Advisers, LLC, (vii) Northbrook NBV, LLC, (viii) David Hokin, (ix) Rob Rubin, (x) Robert Hartman, (xi) 1995 David Reis Family Trust, (xii) 1995 Donna Reis Family Trust, (xiii) Aaron Reis Spray Trust, (xiv) Anna Reis Spray Trust, (xv) Alexander Reis Spray Trust, (xvi) David Reis Family Trust, and (xvii) David Reis (the persons listed in clauses (i) through (xvii), together with the Stockholder and Baylor, the "13D Filers"). To the knowledge of the Stockholder, as of the date of this letter, the 13D Filers beneficially own, in the aggregate, 8,730,400 shares of common stock of the Company (not including the 4,700 shares owned by the Stockholder and the 21,900 shares owned by Baylor as described above).

Purpose of Proposals

The 13D Filers are interested in exploring the possibility of a negotiated transaction (the "Proposed Transaction") with the Company that would involve acquiring control of the Company or purchasing its real estate assets and nursing facilities operations (the "SNF's").

In connection therewith, on December 14, 2004, Appaloosa Management, Eureka Capital Markets, LLC ("Eureka"), Formation and Franklin Mutual executed a term sheet setting forth terms on which they would work together to effect a transaction acquiring the outstanding shares of the Company or the Company's real estate assets and SNF's. Pursuant to this term sheet, Appaloosa, Franklin Mutual and Formation would make an aggregate equity contribution of $375 million to an entity newly formed by Formation, consisting of $150 million from Appaloosa Management $175 million from Franklin Mutual and $50 million from Formation. In addition, the term sheet provides for the division of profits and losses and payment of fees and expenses among Appaloosa Management, Franklin Mutual and Formation. The description of this term sheet is qualified in its entirety by reference to the term sheet, which is attached hereto as Exhibit D and incorporated herein by reference.

On December 22, 2004, Formation sent a letter to William R. Floyd, the Chairman of the Board, President and Chief Executive Officer of the Company, offering to acquire the issued and outstanding shares of the Company at a price of $11.50 per share in cash, subject to the terms and conditions set forth in the letter. The letter stated that Formation is prepared to immediately commence due diligence review of the Company, and if due diligence suggests that there is more value in the Company, Formation would be prepared to raise its offer price accordingly. The letter also indicated that Formation is prepared to discuss a transaction whereby Formation would purchase the Company's real estate assets and SNF's.

On January 19, 2005, Formation expanded on its proposals as initially set forth in the December 22 letter in a letter to the Company.

On February 3, 2004, the Company rejected Formation's proposals without engaging in any discussion with Formation regarding its proposals or permitting Formation to conduct due diligence.

The purpose of the proposals described above is to replace a majority of the Company's directors with directors who will, subject to their fiduciary duties, be committed to proceeding with a process that would give due consideration to proposals made by Formation as well as any other proposals the Company may receive from Formation or others with respect to a sale of the Company or its assets ("Other Proposals"). As a stockholder of the Company and as the Chief Executive Officer, Treasurer and Co-Chairman of Formation, the Stockholder's interest in the business he intends to bring before the Annual Meeting rests in electing directors committed to proceeding with a process that would give due consideration to the proposals made by Formation and any Other Proposals the Company may receive.

The Stockholder is reserving the right, consistent with the requirements of applicable law, to submit additional proposals, fewer proposals or different proposals at the Annual Meeting.

The Stockholder, in furnishing the notice described above, does not concede the validity or enforceability of the provisions of the Company's By-Laws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business or nominees for consideration at any meeting of the stockholders, and expressly reserves the right to challenge the validity, application and interpretation of any such provision. In addition, the Stockholder reserves the right to challenge the legality, validity or enforceability of the Company's decision, announced on January 21, 2005, to accelerate the date of the Annual Meeting and the date for submission of proposals and nominees for presentation by stockholders at the Annual Meeting.

Sincerely,

/s/ Arnold M. Whitman

Arnold M. Whitman

------------------------------------------------------------------------------

                                                                       ANNEX I

                     INFORMATION REGARDING THE NOMINEES

The following table sets forth for each nominee named below (i) the name, age, business address and residence address of such person, and (ii) the principal occupation or employment and five-year business history of such person, including all current directorships held in other public companies or mutual funds.

------------------------------------------------------------------------
NAME, AGE, BUSINESS        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
ADDRESS AND RESIDENCE      (INCLUDING THE NAME, AND PRINCIPAL
ADDRESS                    BUSINESS  AND ADDRESS OF ANY CORPORATION OR
                           OTHER ORGANIZATION IN WHICH SUCH EMPLOYMENT
                           IS CARRIED ON AND WHETHER SUCH CORPORATION
                           OR ORGANIZATION IS A PARENT, SUBSIDIARY, OR
                           OTHER AFFILIATE OF THE COMPANY) AND
                           BUSINESS EXPERIENCE DURING LAST FIVE YEARS;
                           CURRENT DIRECTORSHIPS
------------------------------------------------------------------------
JEFFREY A. BRODSKY         Since 2000, Mr. Brodsky has been a Managing
                           Director of Quest Turnaround Advisors, LLC, a
                           turnaround management consulting services firm.
Age: 46                    Since 2002, he has served as Chairman and Chief
                           Executive Officer of PTV, Inc. (formerly NTL
Business Address:          Europe, Inc. and NTL Incorporated), a new media
Quest Turnaround           company in the United Kingdom located at
Advisors, LLC              Trafalgar House, 11 Waterloo Place, London SW1Y
RiverView at Purchase      4AU, United Kingdom.
287 Bowman Avenue
Purchase, NY  10577        Mr. Brodsky is currently a director of AboveNet,
                           Inc., a provider of fiber connectivity for
Residence Address:         business. From 2002 to 2004, Mr. Brodsky served
10 Sunset Lane             as a director of Comdisco Holding Company,
Harrison, NY  10528        Inc., a provider of equipment lease financing
                           of information and technology equipment to a
                           variety of industries. From 2002 to 2003, he
                           served as Chairman of Cablecom GmbH, a cable
                           network operator in Switzerland.  From 1994 to
                           1996, he served as a director of Hawaiian
                           Airlines.
------------------------------------------------------------------------
JOHN J. DURSO              Since 2002, Mr. Durso has been a partner of
                           the Chicago office of the law firm Michael
Age: 53                    Best & Friedrich LLP, where he has chaired the
                           national Long-Term Care Practice Group.  Prior
Business Address:          to joining Michael Best, Mr. Durso was for 17
Michael Best & Friedrich   years a partner with the law firm of Katten
LLP                        Muchin & Zavis, during which time he chaired
401 North Michigan Avenue  the firm's national health care practice.
Suite 1900
Chicago, Illinois  60611

Residence Address:
222 N. Columbus  #5103
Chicago, Illinois  60601
------------------------------------------------------------------------

------------------------------------------------------------------------
PHILIP L. MASLOWE          From 1997 until 2002, Mr. Maslowe served as
                           Executive Vice President and Chief
Age: 57                    Financial Officer of The Wackenhut
                           Corporation, a security, staffing and
Business and Residence     privatized prisons corporation.  Prior to that,
Address:                   from 1993 to 1997, Mr. Maslowe served as
12900 Brynwood             Executive Vice President and Chief Financial
Palm Beach Gardens,        Officer of KinderCare Learning Centers, Inc.,
Florida  33418             the largest preschool and childcare provider
                           in the U.S.

                           Mr. Maslowe is currently a direct NorthWestern
                           Corporation, a public utility company. Mr.
                           Maslowe previously served as non-executive
                           Chairman of AMF Bowling Worldwide, Inc., the
                           world's largest owner and operator of bowling
                           centers.  From August 2002  to December 2004,
                           Mr. Maslowe served on the Board of Directors
                           of Mariner Health Care, Inc., a publicly held
                           integrated health care services provider.
------------------------------------------------------------------------
CHARLES M. MASSON          Since September 2002, Mr. Masson has been
                           managing partner of Masson & Company, LLC, a
Age: 51                    firm providing interim and crisis management,
                           turnaround consulting and assessment, and
Business Address:          financial restructuring services. From April
Masson & Company, LLC      1999 to September 2002, Mr. Masson was a
420 Lexington Avenue       managing partner of Leary, Masson & Associates,
Suite 2045                 LLC, a firm providing similar services.  Since
New York, New York  10170  2005, he has been serving as Chairman and Chief
                           Restructuring Officer of Kinetic Systems, Inc.,
Residence Address:         an engineering and construction provider of
200 E. 84th Street, #8G    process piping to the semi-conductor and
New York, New York  10028  bio-pharmaceutical industries. In 2001, he served as Chief Executive Officer of
                           Maidenform, Inc., an intimate apparel maker.

                           Mr. Masson is currently a director of
                           Algoma Steel Inc., an integrated steel
                           producer.
------------------------------------------------------------------------
MOHSIN Y. MEGHJI           Since 2002, Mr. Meghji has been a Principal
                           of Loughlin Meghji + Company, a financial
Age: 40                    advisory boutique specializing in advising
                           management, investors and lenders in
Business Address:          relation to transactions involving
Loughlin Meghji + Company  financially challenged companies.  From
148 Madison Avenue         1998 to 2002, he was a member of the Global
New York, NY  10016        Corporate Finance Group of Arthur Andersen
                           LLP, the accounting firm.

Residence Address:         From May 2002 when it emerged from Chapter 11
49 Carriage Road           to December 2004 upon its sale, Mr. Meghji
Roslyn, NY  11576          served on the Board of Directors of Mariner
                           Health Care, Inc., a publicly held integrated
                           health care services provider. From July 1999
                           to May 2002, Mr. Meghji served as financial
                           advisor to various creditors in relation to
                           the restructuring of Mariner Health Care.
------------------------------------------------------------------------
GUY SANSONE                Since 1999, Mr. Sansone has been with Alvarez &
                           Marsal, LLC, a global professional services
Age: 40                    firm specializing in turnaround management and
                           corporate restructuring, where he has been a
Business Address:          Managing Director since 2002. From March 2003 to
Alvarez & Marsal, Inc.     September 2004, he served as Interim Chief
600 Lexington Avenue       Financial Officer of Healthsouth Corporation, a
New York, NY  10022        provider of outpatient surgery, diagnostic
                           imaging and rehabilitative healthcare services.
Residence Address:         In 2002, he served as Interim President and
2 Brier Lane               Chief Executive Officer of Rotech Healthcare
Pelham Manor, NY  10803    Inc., a provider of home medical equipment,
                           respiratory equipment and services and
                           respiratory medications for home use. From 2000 to 2003, he served as Senior Vice President, focusing on the restructuring of Integrated
                           Health Services Inc., a provider of post-acute healthcare services. From 1999 to 2000, he served as Chief Financial Officer of Telegroup,
                           Inc., an alternative provider of domestic and international telecommunications services.

                           Mr. Sansone is currently a director of Rotech Healthcare Inc.
------------------------------------------------------------------------

Except as set forth in this Annex I or the notice (or exhibits thereto) to which this is attached, to the knowledge of the Stockholder, there is no other information regarding any Nominee that is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Nominees been nominated, or intended to be nominated, by the Board of Directors of the Company.

                                                                     EXHIBIT A

     Article III, Section 2 of the Company's Bylaws shall be amended to read in its entirety as follows:

     Number of Directors. The number of Directors of the Corporation which shall comprise the full Board of Directors shall be fixed at eight.

                                                                     EXHIBIT B

                              NOMINEE CONSENTS

     The undersigned hereby consents to be named as a nominee of Arnold M. Whitman (the "Stockholder") for election as a director of Beverly Enterprises, Inc. ("BEV") in the Stockholder's notice to BEV of its intent to nominate directors for election at BEV's 2005 annual meeting of stockholders (the "Annual Meeting"), and in any proxy materials filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for use at the Annual Meeting. The undersigned further consents to serve as a director of BEV if so elected.

                                    /s/   Jeffrey A. Brodsky
                                    ---------------------------
                                    By: Jeffrey A. Brodsky

                           Dated: February 2, 2005

                              NOMINEE CONSENTS

     The undersigned hereby consents to be named as a nominee of Arnold M. Whitman (the "Stockholder") for election as a director of Beverly Enterprises, Inc. ("BEV") in the Stockholder's notice to BEV of its intent to nominate directors for election at BEV's 2005 annual meeting of stockholders (the "Annual Meeting"), and in any proxy materials filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for use at the Annual Meeting. The undersigned further consents to serve as a director of BEV if so elected.

                                    /s/   John J. Durso
                                    --------------------------
                                    By: John J. Durso

                           Dated: February 3, 2005

                              NOMINEE CONSENTS

      The undersigned hereby consents to be named as a nominee of Arnold M. Whitman (the "Stockholder") for election as a director of Beverly Enterprises, Inc. ("BEV") in the Stockholder's notice to BEV of its intent to nominate directors for election at BEV's 2005 annual meeting of stockholders (the "Annual Meeting"), and in any proxy materials filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for use at the Annual Meeting. The undersigned further consents to serve as a director of BEV if so elected.

                                    /s/   Philip L. Maslowe
                                    ----------------------------
                                    By: Philip L. Maslowe

                           Dated: February 2, 2005

                              NOMINEE CONSENTS

     The undersigned hereby consents to be named as a nominee of Arnold M. Whitman (the "Stockholder") for election as a director of Beverly Enterprises, Inc. ("BEV") in the Stockholder's notice to BEV of its intent to nominate directors for election at BEV's 2005 annual meeting of stockholders (the "Annual Meeting"), and in any proxy materials filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for use at the Annual Meeting. The undersigned further consents to serve as a director of BEV if so elected.

                                    /s/   Charles M. Masson
                                    ------------------------------
                                    By: Charles M. Masson

                           Dated: February 3, 2005

                              NOMINEE CONSENTS

     The undersigned hereby consents to be named as a nominee of Arnold M. Whitman (the "Stockholder") for election as a director of Beverly Enterprises, Inc. ("BEV") in the Stockholder's notice to BEV of its intent to nominate directors for election at BEV's 2005 annual meeting of stockholders (the "Annual Meeting"), and in any proxy materials filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for use at the Annual Meeting. The undersigned further consents to serve as a director of BEV if so elected.

                                    /s/   Mohsin Y. Meghji
                                    ------------------------------
                                    By: Mohsin Y. Meghji

                           Dated: February 3, 2005

                              NOMINEE CONSENTS

     The undersigned hereby consents to be named as a nominee of Arnold M. Whitman (the "Stockholder") for election as a director of Beverly Enterprises, Inc. ("BEV") in the Stockholder's notice to BEV of its intent to nominate directors for election at BEV's 2005 annual meeting of stockholders (the "Annual Meeting"), and in any proxy materials filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for use at the Annual Meeting. The undersigned further consents to serve as a director of BEV if so elected.

                                    /s/   Guy Sansone
                                    -------------------------------
                                    By: Guy Sansone

                           Dated: February 2, 2005

                                                                     EXHIBIT C

                         INDEMNIFICATION AGREEMENT

       AGREEMENT, dated as of February 3, 2005, by and among Appaloosa Management L.P., on behalf of certain funds for which it acts as investment adviser ("Appaloosa"), Franklin Mutual Advisers, LLC, on behalf of certain funds for which it acts as investment adviser ("Franklin"), and Formation Capital, LLC ("Formation", and together with Appaloosa and Franklin, the "Indemnitors"), and each of Jeffrey A. Brodsky, Guy Sansone, Mohsin Y. Meghji, Charles M. Masson, John J. Durso and Philip Maslowe (each an "Indemnitee").

       WHEREAS, the Indemnitors have asked the Indemnitees, and Indemnitees have agreed, to be nominees for election to the Board of Directors of Beverly Enterprises, Inc., a Delaware corporation ("Beverly"), at the 2005 annual meeting of stockholders of Beverly (the "Annual Meeting"); and

       WHEREAS, one or more of the Indemnitors and/or their affiliates may, in appropriate circumstances, solicit proxies from the stockholders of Beverly in support of Indemnitees' election as directors of Beverly at the Annual Meeting (the "Solicitation").

       NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of the Indemnitors that each of the Indemnitees is relying on this Agreement in agreeing to be a nominee as aforesaid and for other and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

       1. Certain Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

       "Claim" means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by Beverly or any other party, or any inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.

       "Expenses" means all reasonable attorneys' fees and all other reasonable fees, costs, expenses and obligations paid or incurred in connection with the Solicitation or related matters, including without limitation, investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event including the costs and expenses of the Indemnitee seeking enforcement of this Agreement.

       "Indemnification Amount" shall mean $25,000,000.

       "Indemnifiable Event" means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the Solicitation or related matters, but not in Indemnitee's capacity as a director of Beverly if he is so elected.

       "Indemnity Percentage" means, with respect to Appaloosa, 40%; with respect to Franklin, 46.7%: and with respect to Formation, 13.33%.

       "Loss" means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses).

       2. Indemnification. (a) In the event any Indemnitee in his capacity as a nominee for election to Beverly's Board of Directors at the Annual Meeting was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event or the Indemnitee's being a nominee for election to Beverly's Board of Directors at the Annual Meeting, the Indemnitors, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the Indemnitee from and against any and all Losses suffered, incurred or sustained by Indemnitee or to which Indemnitee becomes subject, resulting from, arising out of or relating to such Claim (it being understood that except as provided in Section 2(c) with respect to Expenses, reimbursements of any such Losses shall be made as soon as practicable but in any event no later than 15 days after written request (a "Claim Notice") is made to the Indemnitors accompanied by supporting documentation). An Indemnitee shall give the Indemnitors written notice of any Claim (accompanied by such reasonable supporting documentation as may be in the Indemnitee's possession) as soon as practicable after the Indemnitee becomes aware thereof; provided, that the failure of an Indemnitee to give such notice shall not relieve the Indemnitors of their indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Indemnitors.

       (b) In the case of the commencement of any action against an Indemnitee in respect of which he may seek indemnification from the Indemnitors hereunder, the Indemnitors (acting jointly) may, by written notice to the Indemnitee, elect to assume the defense thereof (with counsel reasonably satisfactory to the Indemnitee), including, without limitation, the negotiation and approval of any settlement of such action. After notice from the Indemnitors to the Indemnitee of the Indemnitors' election so to assume the defense thereof, the Indemnitors will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by him in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If, in any action for which indemnity may be sought hereunder, the Indemnitors shall not have timely assumed the defense thereof with counsel reasonably satisfactory to the applicable Indemnitee, or an Indemnitee shall have been advised by his counsel that it would constitute a conflict of interest for the same counsel to represent both him and the Indemnitors or both him and any other Indemnitee in such action, or if an Indemnitee may have separate or additional defenses with regard to such action, Indemnitee shall have the right to employ his own counsel reasonably satisfactory to the Indemnitors in such action, in which event the Indemnitors shall reimburse Indemnitee for all reasonable legal fees and expenses incurred by him in connection with the defense thereof. The Indemnitors shall in no event be liable for any settlement of any action effected without their prior written consent (which consent shall not be unreasonably withheld). The Indemnitors shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on an Indemnitee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of an Indemnitee or as materially detrimental to the reputation of an Indemnitee, without that Indemnitee's prior written consent (which consent shall not be unreasonably withheld).

       (c) Each Indemnitee's right to indemnification in Section 2 of this Agreement shall include the right of the Indemnitee to be advanced by the Indemnitors any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by the Indemnitee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to the Indemnitors by the Indemnitee if it shall ultimately be determined in a final judgment that the Indemnitee is not entitled to be indemnified for such Expenses.

       3. Partial Indemnity, Etc. If an Indemnitee is entitled under any provision of this Agreement to indemnification by the Indemnitors for some or a portion of any Loss, but not for all of the total amount thereof, the Indemnitors shall nevertheless indemnify the Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith pursuant to the terms of this Agreement.

       4. No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that an Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

       5. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding with respect to any party unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

       6. Subrogation. In the event of payment under this Agreement, the Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of the applicable Indemnitee, and that Indemnitee shall, at the Indemnitors' expense, execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Indemnitors effectively to bring suit to enforce such rights.

       7. No Duplication of Payments. The Indemnitors shall not be liable under this Agreement to make any payment in connection with a Claim made against an Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder provided that, if an Indemnitee for any reason is required to disgorge any payment actually received by him, the Indemnitors shall be obligated to pay such amount to the Indemnitee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 7).

       8. Allocation of Responsibility. Notwithstanding anything herein to the contrary, each Indemnitor shall be liable only for such Indemnitor's Indemnity Percentage of any payments, advances, Losses or Expenses for which the Indemnitors are otherwise liable pursuant to this Agreement and each Indemnitor's liability hereunder shall not, in the aggregate, exceed such Indemnitor's Indemnity Percentage of the Indemnification Amount.

       9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

       10. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but which together shall constitute one agreement.

       11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject hereof.

                [Remainder of Page Intentionally Left Blank]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    FORMATION CAPITAL, LLC



                                    By: /s/ Arnold M. Whitman
                                       ---------------------------------
                                          Name: Arnold M. Whitman
                                          Title:   Chief Executive Officer

                                    APPALOOSA MANAGEMENT L.P.,
                                    on behalf of certain funds
                                    for which it acts as
                                    investment adviser



                                    By: /s/ Kenneth Maiman
                                       ---------------------------------
                                          Name:  Kenneth Maiman
                                          Title:    Principal

                                    FRANKLIN MUTUAL ADVISERS,
                                    LLC, on behalf of certain
                                    funds for which it acts as
                                    investment adviser



                                    By: /s/ Bradley Takahashi
                                       ---------------------------------
                                          Name:  Bradley Takahashi
                                          Title:    Vice President

                                          /s/ Jeffrey A. Brodsky
                                          ------------------------------
                                                Jeffrey A. Brodsky

                                          /s/ Guy Sansone
                                          ------------------------------
                                                Guy Sansone

                                          /s/ Mohsin Y. Meghji
                                          ------------------------------
                                                Mohsin Y. Meghji

                                          /s/ Charles M. Masson
                                          ------------------------------
                                                Charles M. Masson

                                          /s/ John J. Durso
                                          ------------------------------
                                                John J. Durso

                                          /s/ Philip Maslowe
                                          ------------------------------
                                                Philip Maslowe

                                                                     EXHIBIT D

                               PROJECT SILLS
                            OPERATING AGREEMENT
                            SUMMARY TERM SHEET

                   [Filed as Exhibit G to the Statement]